This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                                                                                                                            Exhibit 10.2

STANDEX INTERNATIONAL CORPORATION

STOCK GRANT

1.

Grant of Stock.  Standex International Corporation, a Delaware corporation (the “Company”), which for purposes hereof shall also include any subsidiary of the Company, hereby grants, as of this [DATE] day of [MONTH AND YEAR], to [NAME] (the “Participant”) a Stock Grant Award (“Grant”) not intended to meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), to receive an aggregate of [SHARES] shares of Common Stock, $1.50 par value (“Common Stock”), of the Company pursuant to and subject to the terms and conditions of this Grant and the Standex International Corporation 1998 Long Term Incentive Plan (the “Plan”).

2.

Exercise of Grant.  The shares covered by this Grant shall vest according to the following Schedule:

Date	Vesting Percentage of Aggregate Common Stock Subject to Grant
[DATE]	100%

3.

Delivery of Shares.  The Company shall, within thirty (30) days of [DATE], the third Anniversary, make prompt delivery of a certificate or book entry statement evidencing such whole shares of Common Stock subject to this Grant plus a check for cash representing all accrued dividends on said stock through such date to the Participant, provided that if any law or regulation requires the Company to take any action with respect to such certificate before the issuance thereof, then the date of delivery of such certificate shall be extended for the period necessary to complete such action.  No shares shall be issued and delivered upon exercise of this Grant unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with.

4.

Termination of Service as a Director.  (a) Upon termination of the Participant’s service as a Director of the Company prior to the vesting date set forth in Paragraph 2 above due to death, or disability, as defined in the Long Term Disability Plan of the Company, the shares of Common Stock covered by this Grant shall vest on the date of termination.

(b)  Unless otherwise determined by the Committee, upon the termination of a Director’s service prior to the vesting date set forth in Paragraph 2 above for any reason other than those described in subparagraph (a) above, the shares of Common Stock granted to such Participant shall be forfeited and any rights the Participant may otherwise have to such shares of Common  Stock shall become null and void.

5.   Non-Transferability.  Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

(i)

The Participant shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to this Grant until full vesting of such shares has occurred.  For purposes of this section, the separation of beneficial ownership and legal title through the use of any “swap” transaction is deemed to be a prohibited encumbrance.

(ii)

Except in the event of the Participant’s death or pursuant to a domestic relations order, this Grant is not transferable and may be earned in the Participant’s lifetime only by the Participant.  Upon the death of the Participant, this Grant is transferable by Will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

(iii)

If the Participant is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to this Grant may not be sold or otherwise disposed of within six (6) months following the date of this Grant.

6.

Accrual of Dividends.  Whenever shares of Common Stock underlying the Grant are distributed to the Participant or beneficiary thereof under the Plan, the Participant or beneficiary shall also be entitled to receive, with respect to each such share distributed, a payment equal to any cash dividends and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock if the record date for determining shareholders entitled to receive such dividends falls between the Grant date set forth above and the date the relevant Stock Award or installment thereof is issued.  There shall also be distributed an appropriate amount of net earnings, if any, with respect to any dividends paid out on the shares related to the Grant.

7.

Voting of Stock.  The Participant shall be entitled to vote such shares of Common Stock not yet vested, earned or distributed which this Grant covers in accordance with the rules and procedures which may be adopted by the Committee for this purpose.

8.

No Special Rights to Continued Service as a Director.  Nothing contained in this Grant shall confer upon the Participant any rights with respect to the continuation of the Participant’s service as a Director of the Company.

9.

Investment Representations.  The Company may require the Participant, as a condition of making this Grant to give written assurance in form and substance satisfactory to the Company to the effect that the Participant is acquiring the Common Stock subject to this Grant for his or her own account, for investment and not with any present intention of selling or otherwise distributing the same.

10.

Termination on Dissolution or Liquidation.  Upon the dissolution or liquidation of the Company, this Grant shall immediately terminate.

11.

Withholding.  The Company’s obligation to deliver shares upon the exercise of this Grant shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

12.

Notice.  Any notice required to be given under the terms of this Grant shall be properly addressed if addressed to the parties hereto at their respective addresses indicated beneath their signatures below, or at such other address as either of said parties may hereafter designate in writing to the other.

13.

Capitalized Terms; Controlling Document.  All capitalized terms not otherwise defined in this Grant shall have the meanings ascribed to them in the Plan.  In the event that provisions in this Grant conflict with or are contrary to provisions or terms contained in the Plan, the Plan provisions shall be controlling.  In all instances the terms and provisions of the Plan document shall be controlling.

14.

Effective Date.  The effective date of this Grant is the date indicated in Section 1 hereof, being the date of the execution hereof by the Company.

STANDEX INTERNATIONAL CORPORATION

6 Manor Parkway, Salem, New Hampshire 03079

By:

Roger L. Fix, President/CEO

This Grant is hereby acknowledged and the terms and

provisions thereof agreed to by the undersigned:

[NAME]

Address

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